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                                                                    Exhibit 99.1


                                                     Jenifer Kirtland
                                                     Maxtor Investor Relations
                                                     (408) 324-7056
                                                     jenifer_kirtland@maxtor.com

                      MAXTOR CORPORATION COMPLETES SALE OF
                     6.80% CONVERTIBLE SENIOR NOTES DUE 2010

MILPITAS, Calif., May 7 -- Maxtor Corporation (NYSE: MXO) announced today that it has completed the private placement of $230 million aggregate principal amount of 6.80% Senior Convertible Notes Due 2010 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The amount sold reflects the exercise in full by the initial purchasers of their 30-day option to purchase up to an additional $30 million aggregate principal amount of the notes. The Company also announced that it used $44.9 million of the proceeds from the sale to repurchase 8,245,738 shares of its common stock from an affiliate of one of the initial purchasers at a purchase price of $5.45 per share.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The securities will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

Certain statements in this press release may be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Generally, the words "believe," "expect," "intend," "anticipate," "will," "may" and similar expressions identify forward-looking statements. Forward-looking statements inherently involve risks and uncertainties. See the Company's Form 10-K for the year ended December 28, 2002, for a further discussion of these and other risks and uncertainties applicable to the Company's business.